Exhibit 99.1

Watson Wyatt Worldwide Reports First Quarter EPS of $0.82

On constant currency basis, EPS growth of 9% and full-year guidance confirmed

ARLINGTON, Va.--(BUSINESS WIRE)--November 5, 2008--Watson Wyatt Worldwide, Inc. (NYSE, NASDAQ:WW), a leading international human capital and financial management consulting firm, today announced financial results for the first quarter of fiscal year 2009, which ended September 30, 2008.

Revenues were $426.1 million for the quarter, an increase of 6% (7% constant currency) from first quarter of fiscal 2008 revenues of $401.7 million. Net income for the first quarter of fiscal 2009 was $35.2 million, or $0.82 per diluted share, an increase from $34.4 million or $0.77 per diluted share in the prior-year first quarter. When compared to prior-year first quarter, exchange rates had a negative impact of $0.02 per diluted share of net income.

“We’re pleased to have achieved year-over-year earnings growth this quarter, in light of the economic and foreign currency headwinds,” said John Haley, president and chief executive officer. “All of our segments grew on a constant currency basis, with very strong growth in our technology and administration solutions and human capital groups.

“We have redoubled our efforts to stay close to our clients and help them through these tough times. As we’ve seen in past cycles, our services can make a real difference in our clients’ businesses. In spite of these challenging times, we expect to achieve constant currency revenue growth in each of our segments in fiscal year 2009.”

Operating Highlights

  Benefits Group revenues (representing 56% of first-quarter revenues) were $238 million for the first quarter of fiscal 2009, an increase of 5% (6% constant currency) from $227 million in the prior-year first quarter. The increase in revenues was largely due to increased demand for retirement services in all geographic regions.
  Technology and Administration Solutions Group revenues (representing 11% of first-quarter revenues) were $48 million for the first quarter of fiscal 2009, an increase of 18% (21% constant currency) from $40 million in the prior-year first quarter. The increase in reported revenues resulted from additional project work in Europe and North America as well as an increase in the number of projects in service in North America. At September 30, 2008, 164 projects were in service, compared to 95 at September 30, 2007. We have an additional 59 projects in the implementation phase in North America.
  Human Capital Group revenues (representing 12% of first-quarter revenues) were $50 million for the first quarter of fiscal 2009, an increase of 16% (15% constant currency) from $43 million in the prior-year first quarter. Demand for our services was strong in all geographic regions.
  Insurance & Financial Services Group revenues (representing 7% of first-quarter revenues) were $28 million for the first quarter of fiscal 2009 and for the prior-year first quarter. On a constant currency basis, revenues increased 2% from prior-year first quarter.
  Investment Consulting Group revenues (representing 10% of first-quarter revenues) were $42 million for the first quarter of fiscal 2009, an increase of 5% (9% constant currency) from $40 million in the prior-year first quarter. The revenue increase was largely due to increased demand for advice on investment strategy.

Outlook for Fiscal Year 2009

In fiscal year 2009 and after consideration of the volatile foreign exchange markets, the company expects to report revenues in the range of $1.75 billion to $1.81 billion and earnings per diluted share in the range of $3.50 to $3.57. On a constant currency basis, the company expects revenues to be in the range of $1.85 billion to $1.90 billion and earnings per diluted share to be in the range of $3.72 to $3.79 in fiscal year 2009.

In the second quarter of fiscal 2009 and after consideration of the volatile foreign exchange markets, the company expects to report revenues in the range of $422 million to $432 million and earnings per diluted share in the range of $0.75 to $0.79. On a constant currency basis, the company expects revenues to be in the range of $456 million to $466 million and earnings per diluted share to be in the range of $0.82 to $0.86 in the second quarter of fiscal 2009.

Conference Call

The company will host a live webcast and conference call to discuss the financial results for the first quarter of fiscal 2009. It will be held on Wednesday, November 5, 2008, beginning at 9:00 a.m. Eastern Time, and can be accessed via the Internet by going to the Investor Relations section of www.watsonwyatt.com. The replay of the webcast will be available two hours after the live call for a period of three months. The replay also will be available for one week after the call by dialing 617-801-6888 and using confirmation number 84454402.

Forward-Looking Statements

Statements in this press release regarding projections and expectations of future earnings, revenues, operations, business trends and other such items are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to management. Because such statements are based on expectations and are not statements of fact, actual events and results may differ materially from those projected. A number of risks and uncertainties exist which could cause actual results to differ materially from the results reflected in these forward-looking statements. Such factors include but are not limited to foreign currency exchange and interest rate fluctuations; general economic and business conditions that adversely affect us or our clients; a significant decrease in the demand for the consulting, actuarial and other services we offer as a result of changing economic conditions or other factors; the company’s ability to integrate the operations of acquired businesses into our own business, processes and systems, and achieve the anticipated results; our continued ability to recruit and retain qualified associates; the success of our marketing, client development and sales programs; our ability to maintain client relationships and to attract new clients; declines in demand for our services; outcomes of pending or future litigation and the availability and capacity of professional liability insurance to fund pending or future judgments or settlements; the ability of the company to obtain professional liability insurance; actions by competitors offering human resources consulting services, including public accounting and consulting firms, technology consulting firms and internet/intranet development firms; our continued ability to achieve cost reductions; exposure to liabilities of acquired businesses that have not been expressly assumed; the level of capital resources required for future acquisitions and business opportunities; regulatory developments abroad and domestically that impact our business practices; legislative and technological developments that may affect the demand for or costs of our services; and other factors discussed under "Risk Factors" in the company’s Annual Report on Form 10-K for the year ended June 30, 2008 and filed on August 15, 2008, with the Securities and Exchange Commission. These statements are based on assumptions that may not come true. All forward-looking disclosure is speculative by its nature. The company undertakes no obligation to update any of the forward-looking information included in this report, whether as a result of new information, future events, changed expectations or otherwise.

About Watson Wyatt Worldwide

Watson Wyatt (NYSE, NASDAQ: WW) is the trusted business partner to the world's leading organizations on people and financial issues. The firm’s global services include: managing the cost and effectiveness of employee benefit programs; developing attraction, retention and reward strategies; advising pension plan sponsors and other institutions on optimal investment strategies; providing strategic and financial advice to insurance and financial services companies; and delivering related technology, outsourcing and data services. Watson Wyatt has 7,600 associates in 32 countries and is located on the Web at www.watsonwyatt.com.

WATSON WYATT WORLDWIDE, INC.
Condensed Consolidated Statements of Operations
(Thousands of U.S. Dollars, Except Per Share Data)
(Unaudited)
	Three months ended September 30,
	2008	2007

Revenue	$426,126	$401,687

Costs of providing services:
Salaries and employee benefits	235,879	219,363
Professional and subcontracted services	26,315	25,527
Occupancy, communications and other	49,997	43,925
General and administrative expenses	43,887	44,305
Depreciation and amortization	18,864	17,334
	374,942	350,454

Income from operations	51,184	51,233

Income from affiliates	1,695	925
Interest income	1,031	1,844
Interest expense	(569)	(2,258)
Other non-operating (expense) / income	(19)	89

Income before income taxes	53,322	51,833

Provision for income taxes	18,162	17,389

Net income	$35,160	$34,444

Earnings per share:
Net income - Basic	$0.82	$0.81
Net income - Diluted	$0.82	$0.77

Weighted average shares of common stock,
basic (000)	42,935	42,288
Weighted average shares of common stock,
diluted (000)	43,085	44,896

WATSON WYATT WORLDWIDE, INC.
Supplemental Segment Data
(Thousands of U.S. Dollars)
(Unaudited)
	Three Months Ended September 30,
	2008	2007

Revenue (net of reimbursable expenses)
Benefits Group	$237,900	$226,569
Technology and Administration Solutions Group	47,910	40,477
Human Capital Group	49,514	42,714
Insurance & Financial Services Group	27,807	28,001
Investment Consulting Group	42,107	39,944
Total segment revenue	405,238	377,705
Other, including reimbursable expenses	20,888	23,982
Consolidated revenue	$426,126	$401,687

Net operating income
Benefits Group	$63,209	$57,050
Technology and Administration Solutions Group	12,860	8,379
Human Capital Group	6,833	5,587
Insurance & Financial Services Group	834	1,450
Investment Consulting Group	12,519	14,121
Total segment net operating income	96,255	86,587
Discretionary compensation	(42,258)	(41,390)
Other income (expense), net	(675)	6,636
Income before income taxes	$53,322	$51,833

	September 30,
	2008	2007

Associates (full-time equivalents)
Benefits Group	3,340	3,205
Technology and Administration Solutions Group	875	820
Human Capital Group	930	835
Insurance & Financial Services Group	415	425
Investment Consulting Group	555	430
Other (includes Communication)	455	435
Business Services (includes Corporate and Field Support)	1,100	1,050
Total	7,670	7,200

	Dec. 31, 2007	Mar. 31, 2008	Jun. 30, 2008

Associates (full-time equivalents)
Benefits Group	3,220	3,190	3,290
Technology and Administration Solutions Group	815	820	850
Human Capital Group	830	830	900
Insurance & Financial Services Group	425	425	420
Investment Consulting Group	450	440	500
Other (including Communication)	425	430	450
Business Services (includes Corporate and Field Support)	1,055	1,055	1,100
Total	7,220	7,190	7,510

WATSON WYATT WORLDWIDE, INC.
Condensed Consolidated Balance Sheets
(Thousands of U.S. Dollars, Except Share Data)
(Unaudited)
	September 30,	June 30,
	2008	2008

Assets
Cash and cash equivalents	$67,475	$124,632
Receivables from clients:

Billed, net of allowances of $10,408 and $8,544	219,281	239,593
Unbilled, at estimated net realizable value	141,369	126,163
	360,650	365,756

Deferred income taxes	16,666	18,576
Other current assets	57,936	48,523
Total current assets	502,727	557,487

Investment in affiliate	14,088	8,526
Fixed assets, net	180,410	184,684
Deferred income taxes	80,518	72,572
Goodwill	571,016	634,176
Intangible assets, net	208,466	236,767
Other assets	15,649	21,764

Total Assets	$1,572,874	$1,715,976

Liabilities

Accounts payable and accrued liabilities, including discretionary compensation	$266,321	$381,784
Income taxes payable and deferred	146	3,462
Total current liabilities	266,467	385,246

Revolving credit facility	105,000	-
Accrued retirement benefits	206,759	209,168
Deferred rent and accrued lease losses	28,271	29,239
Deferred income taxes and other long term tax liabilities	12,600	13,430
Other noncurrent liabilities	83,046	94,498

Total Liabilities	702,143	731,581

Commitments and contingencies

Stockholders' Equity
Preferred Stock - No par value:
1,000,000 shares authorized; none issued and outstanding	-	-
Class A Common Stock - $.01 par value:
99,000,000 shares authorized; 43,813,451 and 43,813,451 issued and 42,610,373 and 43,578,268 outstanding	438	438
Additional paid-in capital	453,501	456,681
Treasury stock, at cost - 1,203,078 and 235,183 shares	(66,270)	(13,222)
Retained earnings	506,926	474,961
Accumulated other comprehensive income	(23,864)	65,537
Total Stockholders' Equity	870,731	984,395

Total Liabilities and Stockholders' Equity	$1,572,874	$1,715,976

WATSON WYATT WORLDWIDE, INC.
Condensed Consolidated Statements of Cash Flows
(Thousands of U.S. Dollars)
(Unaudited)
	Three months ended September 30,
	2008	2007

Cash flows used in operating activities:
Net income	$35,160	$34,444
Adjustments to reconcile net income to net cash
from operating activities:
Provision for doubtful receivables from clients	3,615	4,124
Depreciation	14,827	13,554
Amortization of intangible assets	4,037	3,780
Provision for (benefit from) deferred income taxes	(7,946)	1,698
Income from affiliates	(1,695)	(925)
Other, net	1,663	-
Changes in operating assets and liabilities (net of business acquisitions)
Receivables from clients	1,492	(20,836)
Other current assets	(7,503)	(35,099)
Other assets	2,162	(793)
Accounts payable and accrued liabilities	(100,646)	(44,969)
Income taxes payable and deferred	(3,190)	1,256
Accrued retirement benefits	(2,409)	2,341
Deferred rent and accrued lease losses	(968)	(1,441)
Other noncurrent liabilities	(12,328)	(5,872)
Cash flows used in operating activities:	(73,729)	(48,738)

Cash flows used in investing activities:
Business acquisitions and contingent consideration payments	(538)	(130,517)
Purchases of fixed assets	(10,013)	(6,105)
Capitalized software costs	(5,594)	(6,619)
Investment in affiliates	-	(1,914)
Distributions from affiliates	144	-
Contingent proceeds from divestitures	(19)	88
Cash flows used in investing activities:	(16,020)	(145,067)

Cash flows from financing activities
Borrowings (repayments) under Credit Facility	105,000	36,400
Dividends paid	(3,195)	(3,186)
Repurchases of common stock	(73,613)	(14,114)
Issuances of common stock and excess tax benefit	1,535	3,612
Cash flows from financing activities	29,727	22,712

Effect of exchange rates on cash	2,865	(2,525)

Decrease in cash and cash equivalents	(57,157)	(173,618)

Cash and cash equivalents at beginning of period	124,632	248,186

Cash and cash equivalents at end of period	$67,475	$74,568

CONTACT:
Watson Wyatt Worldwide, Inc.
Investor Relations
Mary Malone, 703-258-7841